                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive addition materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                      RETIX
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      RETIX
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials:
     ---------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
         -----------------------------------------------------------------------
     (3) Filing party:
         -----------------------------------------------------------------------
     (4) Date filed:
         -----------------------------------------------------------------------

------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1997

                             ---------------------

TO THE SHAREHOLDERS OF RETIX:

    Notice is hereby given that the Annual Meeting of Shareholders of Retix (the "Company"), a California corporation, will be held at the Marina Beach Marriott Hotel located at 4100 Admiralty Way, Marina del Rey, California 90292, on Tuesday, April 15, 1997, at 8:30 a.m., local time, for the following purposes:

    1. To elect the following Class I directors of the Company each to serve for a two-year term: Jeffrey M. Drazan, M.Y. (Joe) Stephan, and Gilbert
       P. Williamson.

    2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 27, 1997.

    3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on February 19, 1997 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

    All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you decide to attend the meeting you may vote in person even if you returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                             [/S/ CRAIG W. JOHNSON]

                                          CRAIG W. JOHNSON,
                                          SECRETARY

Marina del Rey, California
February 26, 1997

                             YOUR VOTE IS IMPORTANT
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED.

                                     [LOGO]

                            ------------------------

            PROXY STATEMENT FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Retix (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held Tuesday, April 15, 1997 at 8:30 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marina Beach Marriott Hotel located at 4100 Admiralty Way, Marina del Rey, California 90292. The Company's principal executive offices are located at 4640 Admiralty Way, 6th Floor, Marina del Rey, California 90292-6695. The Company's principal telephone number at that location is (310) 828-3400.

    These proxy solicitation materials were mailed on or about February 26, 1997 to all shareholders entitled to vote at the meeting.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Pamela J. Bergman, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Each share of Common Stock is entitled to one vote, and the Company's Articles of Incorporation provide that there is no cumulative voting for the election of directors.

    Except in certain specific circumstances, the affirmative vote of a majority of shares REPRESENTED and VOTING at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares ENTITLED TO VOTE, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and ENTITLED TO VOTE for purposes of determining the presence of a quorum but as not VOTING for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as VOTING with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

    The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

RECORD DATE AND SHARE OWNERSHIP

    Only shareholders of record at the close of business on February 19, 1997 are entitled to notice of and to vote at the meeting. As of February 19, 1997, 22,601,836 shares of the Company's Common Stock were issued and outstanding.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    The Company's Bylaws currently provide for five directors, and the Company's Articles of Incorporation provide for the classification of the Board of Directors into two classes serving staggered terms. The Company's Board of Directors currently consists of five persons, including three Class I directors and two Class II directors. Each Class I and Class II director is elected for two year terms, with Class I directors elected in odd-numbered years (e.g., 1997) and the Class II directors elected in even-numbered years (e.g., 1998). Accordingly, at the Annual Meeting, three Class I directors will be elected.

    The Board of Directors has nominated the three persons named below to serve as Class I directors until the next Annual Meeting at which Class I directors are elected and until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees for whom the proxy holders will vote will be determined by the proxy holders. Assuming a quorum is present and no additional nominations are made, the three nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected.

    The names of the nominees for Class I director, and certain information about them as of February 19, 1997, are set forth below:

    NAME OF DIRECTOR          AGE                        PRINCIPAL OCCUPATION                    DIRECTOR SINCE
------------------------      ---      --------------------------------------------------------  ---------------
Jeffrey M. Drazan                 38   General Partner, Sierra Ventures, a venture                       1996
                                        capital firm
Joe Stephan                       52   President and Chief Executive Officer of Retix                    1996
Gilbert P. Williamson             59   Retired Chairman of the Board of Directors and Chief              1993
                                        Executive Officer of NCR Corporation

    Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

    Mr. Drazan has been a member of the Board of Directors of the Company since his appointment in January 1996. Mr. Drazan has been a general partner of Sierra Ventures, a venture capital firm, since 1985. Mr. Drazan currently serves as a director of FaxSav, a discount international fax service, and Digital Generation Systems, a multimedia network distribution company. Mr. Drazan holds a B.S.E. in Engineering from Princeton University and an M.B.A. from New York University.

    Mr. Stephan has served as President and Chief Executive Officer of the Company since September 1995 and as a director of the Company since January 1996. From July 1995 to September 1995, prior to his appointment as President and Chief Executive Officer of the Company, Mr. Stephan served as a consultant to the Company. Prior to joining the Company, Mr. Stephan served in several executive positions during his 25 years at NCR Corporation, a supplier of computers and other electronic equipment ("NCR") (subsequently AT&T Global Information Solutions), including Senior Vice President, International from 1993 to 1995, Vice President, Europe Group from 1992 to 1993, Vice President, Corporate Marketing and Strategy Planning from 1991 to 1992 and Vice President, Latin America/Middle East/Africa from 1986 to 1991.

    Mr. Williamson has served as a director of the Company since December 1993. From September 1991 to May 1993 he served as Chairman of the Board of Directors and Chief Executive Officer of NCR. He served as President of NCR from January 1988 until September 1991. Mr. Williamson is also a director of The Santa Cruz Operation, Inc., a supplier of computer software, Roberds, a home electronics and furniture retailer and Citizens Federal Bancorp, an Ohio-based bank.

CLASS II DIRECTORS

    The names of the Company's Class II directors, and certain information about them as of February 19, 1997, are set forth below:

  NAME OF DIRECTOR        AGE                          PRINCIPAL OCCUPATION                      DIRECTOR SINCE
--------------------      ---      ------------------------------------------------------------  ---------------
Neil Hynes                    61   Retired President and Chief Executive Officer of
                                   Plantronics, Inc.                                                     1993
Craig W. Johnson              50   Director, Venture Law Group, A Professional Corporation,
                                   counsel to the Company                                                1993

    Except as set forth below, each of the Class II directors has been engaged in his principal occupation set forth above during the past five years.

    Mr. Hynes has served as a director of the Company since December 1993. From December 1980 to April 1992 he served as President and Chief Executive Officer of Plantronics, Inc., a supplier of telecommunications products.

    Mr. Johnson has been Secretary of the Company since July 1992, and a director since February 1993. Since January 1995, he has been a Director of Venture Law Group, A Professional Corporation, outside general counsel to the Company, and from February 1993 until January 1995 he was a partner of Venture Law Group (a predecessor entity). Prior to February 1993, and for more than five years prior to the date of mailing of these proxy solicitation materials, he was a member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, outside general counsel to the Company prior to February 1993. Mr. Johnson is also a director of Collagen Corporation, a biomaterials company, and Fractal Design Corporation, a developer of graphics and multimedia design software.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of ten meetings during the fiscal year ended December 28, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

    The Audit Committee of the Board of Directors presently consists of Messrs. Johnson and Williamson. The Audit Committee held five formal meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Compensation Committee of the Board of Directors presently consists of Messrs. Hynes, Johnson and Williamson and held six formal meetings during the last fiscal year. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policy.

    No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he serves.

COMPENSATION OF DIRECTORS

    Non-employee members of the Board of Directors are eligible to receive a retainer of $1,750 per quarter and $1,000 per meeting of the Board of Directors attended, and may be reimbursed for costs of attending Board and Committee meetings. In addition, non-employee members of the Board of Directors receive options to purchase shares of the Company's Common Stock pursuant to its 1996 Directors' Stock Option Plan (the "1996 Directors' Option Plan").

    The 1996 Directors' Option Plan provides for the grant of nonstatutory options to non-employee directors of the Company at an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. Each non-employee director is automatically granted an option to purchase 40,000 shares of Common Stock (the "Initial Option") on the date on which the earlier of the following occurs: (1) the effective date of the 1996 Directors' Option Plan if such person was a non-employee director on such date, or (2) the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. Thereafter, on January 1 of each year commencing January 1, 1997, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock (the "Annual Option") if, on such date, he or she shall have served on the Company's Board for at least six months. Options granted under the 1996 Directors' Option Plan have a term of ten years. The Initial Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. In addition, both the Initial and Annual Options become exercisable in full upon dissolution or liquidation of the Company, sale of all or substantially all of the Company's assets, merger or consolidation in which the Company is not the surviving corporation, or other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

    Except for automatic option grants under the 1996 Directors' Option Plan, non-employee directors will not be eligible to receive any additional option grants or stock issuances for Retix shares under the 1996 Directors' Option Plan. The 1996 Directors' Option Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one non-employee director, but does provide for the number of shares which may be included in any grant and the method of making a grant.

    In addition, Messrs. Drazan, Hynes, Johnson, Stephan and Williamson (the "Subsidiary Directors") are also members of the respective Boards of certain of the Company's subsidiaries (Vertel Corporation,

Internetworking Solutions and Wireless Solutions (collectively, the "Subsidiaries")), except for Messrs. Hynes and Johnson who are not directors of Vertel. In such capacity, the non-employee Subsidiary Directors are entitled to be reimbursed for costs of attending Subsidiary Board and Committee meetings. In addition, the non-employee Subsidiary Directors receive options to purchase shares of the Subsidiaries' Common Stock pursuant to Vertel's 1996 Directors' Stock Option Plan (the "Vertel Plan"), Internetworking Solutions' 1996 Directors' Stock Option Plan (the "Internetworking Plan"), and Wireless Solutions' 1996 Directors' Stock Option Plan (the "Wireless Plan").

    The Vertel Plan, the Internetworking Plan and the Wireless Plan (collectively, the "Subsidiary Plan(s)") provide for the grant of nonstatutory options to all non-employee directors of the Subsidiaries (including the Subsidiary Directors) at an exercise price of not less than the fair market value of each respective Subsidiary's Common Stock on the date of grant. Under the terms of the Subsidiary Plans, each non-employee director of the Subsidiaries who also serves as a director of the Company is automatically granted an initial option (the "Initial Subsidiary Option") to purchase 10,000 shares of Vertel's Common Stock in the case of the Vertel Plan, 20,000 shares of Internetworking Solutions' Common Stock in the case of the Internetworking Plan, and 20,000 shares of Wireless Solutions' Common Stock in the case of the Wireless Plan, in each case on the date on which the earlier of the following occurs: (1) the effective date of the respective Subsidiary Plan, if such person was a non-employee director of the Subsidiary on such date, or (2) the date on which such person first becomes a director, whether through election by the shareholders of the Subsidiary or appointment by the Subsidiary's Board of Directors to fill a vacancy. In addition, under the current provisions of the Subsidiary Plans, each non-employee director who joins the Board of Directors of any Subsidiary and does not also serve as a director of Retix shall be automatically granted options to purchase 20,000 shares of Vertel's Common Stock in the case of the Vertel Plan, 40,000 shares of Internetworking Solutions' Common Stock in the case of the Internetworking Plan, and 40,000 shares of Wireless Solutions' Common Stock in the case of the Wireless Plan on the date on which such person first becomes a director of any Subsidiary, whether through election by the shareholders of the Subsidiary or appointment by the Subsidiary's Board of Directors to fill a vacancy. Thereafter, on January 1 of each year, each non-employee director of the Subsidiaries is automatically granted an option ("Subsequent Subsidiary Option") to purchase 2,500 shares (5,000 shares for each non-employee Subsidiary Director who does not also serve as a director of Retix) of Vertel Common Stock in the case of the Vertel Plan, 5,000 shares (10,000 shares for each non-employee Subsidiary Director who does not also serve as a director of Retix) of Internetworking Solutions' Common Stock in the case of the Internetworking Plan, and 5,000 shares (10,000 shares for each non-employee Subsidiary Director who does not also serve as a director of Retix) of Wireless Solutions' Common Stock in the case of the Wireless Plan, if on such date, he or she shall have served on the respective Subsidiary's Board for at least six months. Options granted under the Subsidiary Plans have a term of ten years. The Initial Subsidiary Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The Subsequent Subsidiary Options become exercisable in full on the fourth anniversary of the date of grant. In addition, both the Initial and Subsequent Subsidiary Options become exercisable in full upon any dissolution or liquidation of the Subsidiary, sale of all or substantially all of the Subsidiary's assets, merger or consolidation in which the Subsidiary is not the surviving corporation, or other capital reorganization in which more than fifty percent (50%) of the shares of the Subsidiary entitled to vote are exchanged.

    Currently, Ralph Ungermann, founder and Chief Executive Officer of First Virtual Corporation, an ATM networking company, is the only non-employee Subsidiary Director who does not also serve as a director of Retix. Mr. Ungermann has served as a director of Vertel Corporation since March 1996 and, as such, received Initial Subsidiary Options to purchase 20,000 shares of Vertel's Common Stock pursuant to the Vertel Plan. In addition, Mr. Johnson, who is not a director but acts as the Secretary of Vertel, has received options to purchase 1,000 shares of Vertel's common stock pursuant to Vertel's 1996 Stock Option Plan. Venture Law Group, A Professional Corporation, a law firm of which Mr. Johnson is a director and shareholder, acts as legal counsel to Vertel and, in such role, received options to purchase 8,000 shares of

Vertel Common Stock pursuant to Vertel's 1996 Stock Option Plan. The options granted to Mr. Johnson and Venture Law Group were non-statutory options which vest cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant.

    Except for automatic option grants under the Subsidiary Plans, the Subsidiary Directors will not be eligible to receive any additional option grants or stock issuances for Subsidiary shares under the Subsidiary Plans. The Subsidiary Plans provide for neither a maximum nor a minimum number of shares subject to options that may be granted to any Subsidiary Director, but do provide for the number of shares which may be included in any grant and the method of making a grant.

    Directors who are employees of the Company do not receive any additional compensation for their services as directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED
ABOVE.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 27, 1997 and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Deloitte & Touche LLP has audited the financial statements of the Company since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of February 19, 1997 as to (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 11, and (iv) all directors and executive officers as a group.

                  5% SHAREHOLDERS, DIRECTORS, NAMED                    SHARES BENEFICIALLY OWNED (1)
                EXECUTIVE OFFICERS, AND DIRECTORS AND                  ------------------------------
                    EXECUTIVE OFFICERS AS A GROUP                       NUMBER(2)   PERCENT OF TOTAL
---------------------------------------------------------------------  -----------  -----------------
Sierra Ventures V, L.P. (3)..........................................   4,000,000            16.3%
  3000 Sand Hill Road
  Menlo Park, CA 94025
Ashok Dhawan (4).....................................................      15,000           *
Jeffrey M. Drazan (5)................................................      10,000           *
Randolph G. Fardal (6)...............................................      52,725           *
Neil Hynes...........................................................      25,000           *
Craig W. Johnson (7).................................................      30,000           *
Philip Mantle........................................................     426,000             1.9%
Joe Stephan..........................................................   1,058,824             4.7%
Steven M. Waszak.....................................................     235,371             1.0%
Gilbert P. Williamson................................................      33,000           *
All directors and executive officers as a group (9 persons) (8)......   1,885,920             8.3%

------------------------------

*   Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes with respect to each named person the following shares subject to stock options exercisable within 60 days of February 19, 1997: Mr. Fardal -- 28,603; Mr. Hynes -- 25,000; Mr. Johnson -- 30,000; Mr. Williamson --
    25,000; and Mr. Drazan -- 10,000.

(3) Total includes 2,000,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Sierra Ventures V, L.P. ("Sierra") on January 30, 1996 (the "Sierra Warrant").

(4) Mr. Dhawan resigned as an officer of the Company in March 1996.

(5) Total excludes 2,000,000 shares of Common Stock held by Sierra and 2,000,000 shares of Common Stock issuable upon exercise of the Sierra Warrant. Mr. Drazan is a general partner of Sierra and disclaims beneficial ownership of such shares except to the extent of his monetary interest therein.

(6) Mr. Fardal became an officer of Internetworking Solutions, a subsidiary of the Company, in May 1996.

(7) Shares held by Mr. Johnson are beneficially owned by various investment partnerships of which Mr. Johnson and certain other employees of Venture Law Group, A Professional Corporation, legal counsel to the Company, are partners. Mr. Johnson disclaims beneficial ownership of such shares except to the extent of his monetary interest therein aggregating 6,000 shares.

(8) Total excludes 2,000,000 shares of Common Stock held by Sierra and 2,000,000 shares of Common Stock issuable issuable upon exercise of the Sierra Warrant. Mr. Drazan is a general partner of Sierra and disclaims beneficial ownership of such shares except to the extent of his monetary interest therein. Total includes Messrs. Dhawan and Fardal; see footnotes 4 and 6 above.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 10 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PRINCIPLES

    This Committee report documents the components of the Company's executive officer compensation programs and describes the bases on which fiscal 1996 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables (the "Named Executives").

    The Compensation Committee of the Board of Directors is composed of three non-employee directors. As members of the Compensation Committee, it is our responsibility to set and administer the policies which govern compensation and stock ownership programs, and to set compensation levels of the chief executive and other executive officers.

    The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions: (i) provide a competitive compensation package that enables the Company to attract and retain key executives, (ii) integrate all pay programs with the Company's annual and long-term business strategy and objectives, and focus executive actions on the fulfillment of those objectives, and (iii) provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of shareholders.

    The Company's executive compensation program consists of base salary, annual incentive compensation and long-term equity incentives in the form of stock options. Executives are also eligible for benefits generally available to all employees of the Company, including medical plans, a 401(k) savings plan and the Company's 1991 Employee Stock Purchase Plan.

    Base salary levels for the Company's executive officers are competitively set relative to companies of comparable size, geographic scope and complexity to Retix. In determining salaries the Compensation Committee also considers individual experience, performance and specific issues particular to the Company.

    Annual incentive compensation is provided to executive officers through a bonus program which rewards achievement of desired levels of corporate and business unit performance. At the beginning of each fiscal year, the Board of Directors determines threshold and target goals for Company and business unit performance. The corporate performance rating is based on achievement by the Company of revenue and operating profit goals. Bonuses for business unit performance are based on achievement of defined revenue levels and operating profitability of the business unit. The Board of Directors determines the amount of incentive compensation to be paid to the respective executive officers for achievement by the Company and the business units of performance goals based upon the recommendations of the Compensation Committee. In addition, the Board of Directors determines the amount of annual incentive compensation to be paid under commission agreements to executive officers who directly manage the Company's sales organization for achieving specified sales levels based upon the recommendations of the Compensation Committee.

    The Board of Directors approved a total of $193,500 in cash bonuses to the Company's executive officers in 1996 (including $75,000 for Mr. Stephan, Retix's President and Chief Executive Officer, as described on the following page). The bonuses were paid as a result of significant improvements in the Company's break-even point after successful execution of its restructuring strategy, in addition to completion of the Company's reorganization into three separate business units.

    Longer term incentive compensation consists of grants of stock options under the Company's stock option plans. Additionally, grants of stock options under subsidiary business unit stock option plans provide specific incentive by business unit. The Compensation Committee strongly believes that by providing those persons who have substantial responsibility for the day-to-day management and growth of the Company with an opportunity to increase their ownership of the Company's stock, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on both individual performance and competitive practices.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Stephan was appointed to the position of Chief Executive Officer of the Company in September 1995. In his position as Chief Executive Officer, Mr. Stephan's base salary for fiscal 1996 was $200,000. During 1996, Mr. Stephan was granted options to purchase 250,000 shares of Common Stock. In January 1996, the Board of Directors amended stock options held by Mr. Stephan and certain other officers to permit the exercise of unexercised options then outstanding in exchange for such officers' promissory notes. The shares issued upon such early exercise are subject to repurchase by the Company at cost in accordance with the vesting schedule contained in the applicable stock option agreement. The Compensation Committee believes that the interest of shareholders and management are further aligned by management also assuming investment risk as shareholders of the Company. See "Compensation of Executive Officers -- Summary Compensation Table."

    In determining the compensation package of the Chief Executive Officer, the Compensation Committee considered the Company's 1996 reorganization activities, Mr. Stephan's leadership role required with respect to such activities, the magnitude of the activities to reverse the Company's declining financial trend and improve its financial position and the factors listed above which are considered for each executive officer. The Compensation Committee believes that Mr. Stephan's 1996 compensation package includes the necessary base compensation level required to attract and retain a qualified CEO, particularly during the period of transition for the Company. Mr. Stephan does not participate in the Compensation Committee's determination of his salary, incentive compensation or option grants.

                                          COMPENSATION COMMITTEE
                                          Neil Hynes
                                          Craig W. Johnson
                                          Gilbert P. Williamson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are currently no employee directors serving on the Compensation Committee. The following non-employee directors serve on the Compensation
Committee: Neil Hynes, Craig W. Johnson and Gilbert P. Williamson.

    Mr. Johnson has been Secretary of the Company since July 1992, a director of the Company since February 1993, Secretary of Vertel since February 1996 and a director and Secretary of Internetworking Solutions and Wireless Solutions since May 1996. Since January 1995, he has been a Director of Venture Law Group, A Professional Corporation, outside general counsel to the Company, and from February 1993 until January 1995 he was a partner of Venture Law Group (a predecessor entity). Prior to February 1993, and for more than five years prior to the date of mailing of these proxy solicitation materials, he was a member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, outside general counsel to the Company prior to February 1993. Mr. Johnson is also a director of Collagen Corporation, a biomaterials company, and Fractal Design Corporation, a developer of graphics and multimedia design software.

    See "Proposal No. 1 -- Election of Directors -- Compensation of Directors" for a discussion of certain information with respect to all outside directors, including directors serving on the Compensation Committee.

                               PERFORMANCE GRAPH

    The following graph compares, for the period that the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934 (which commenced December 10, 1991), the cumulative total shareholder return for the Company, the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq Composite Index"), and a group consisting of publicly traded U.S. companies in the Company's industry (the "Industry Group"). The Industry Group consists of 14 companies compiled from within the Investor's Business Daily "Computer-Local Networks Group," as follows: 3Com Corporation, Artisoft, Bay Networks, Cabletron Systems Inc., Cheyenne Software Inc., Cisco Systems Inc., Computer Network Technologies, Crosscom Corporation, Novell, Optical Data Systems, Proteon Inc., Standard Microsystems, Storage Technologies and Xircom Inc.

    Measurement points are the last trading days of the Company's fiscal years ended December 28, 1991, January 2, 1993, January 1, 1994, December 31, 1994, December 30, 1995 and December 28, 1996. The graph assumes that $100 was invested on December 28, 1991 in the Common Stock of Retix, the Nasdaq Composite Index and the Industry Group, and further assumes reinvestment of dividends. The investment returns of each issuer within the Industry Group have been weighted according to the respective issuer's stock market capitalization at the beginning of each of the periods presented. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               RETIX      NASDAQ COMPOSITE    INDUSTRY GROUP
12/28/1991      100.00                100.00           100.00
1/2/1993        145.83                107.62           124.01
1/1/1994         82.29                118.46           144.88
12/31/1994       33.34                120.03           149.63
12/30/1995       17.71                165.13           244.05
12/28/1996       56.25                198.24           309.41

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

    The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 1996 (including two persons who resigned their positions as executive officers during 1996) (the "Named Executives"), and the compensation received by each such individual for the Company's two prior fiscal years.

                                                                                            LONG-TERM
                                                         ANNUAL COMPENSATION               COMPENSATION
                                              ------------------------------------------      AWARDS
                                                                         OTHER ANNUAL      OPTIONS/SARS       ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY(1)   BONUS(2)(3)   COMPENSATION(4)   (SHARES)(5)(6)   COMPENSATION(7)
---------------------------------  ---------  ----------  -----------  -----------------  --------------  -----------------
Joe Stephan (8)                         1996  $  200,000   $  75,000          --               250,000        $   1,818
  President and                         1995     165,845      --           $   1,675           775,000           --
  Chief Executive Officer               1994      --          --              --                --               --

Ashok Dhawan (9)                        1996     131,521      --              --                --               --
  Vice President,                       1995     152,711      --              --                50,000           11,708
  Development                           1994     138,664      15,000          --               125,000            5,322

Randolph G. Fardal (10)                 1996      70,000      --              --                --                  516
  Vice President,                       1995     139,904      --              --                30,000            4,250
  Marketing                             1994     115,980      15,000          --                51,500           --

Philip Mantle (11)                      1996     157,120      58,500          --               100,000           --
  Senior Vice President,                1995      26,292      --              --               300,000           --
  Sales & Marketing                     1994      --          --              --                --               --

Steven Waszak                           1996     150,000      30,000          --                50,000              380
  Vice President, Finance &             1995     149,961      --              --               100,000            4,911
  Administration and                    1994     135,154      17,750          --                47,500              446
  Chief Financial Officer

------------------------------
(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonuses earned in the indicated fiscal year and paid in the subsequent fiscal year. Excludes bonuses paid in the indicated fiscal year but earned in the preceding fiscal year.

(3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined by the Board of Directors based on the recommendation of the Compensation Committee. See "Report of the Compensation Committee."

(4) Includes amounts paid for relocation expenses for the benefit of the Named Executive.

(5) All options have 10-year terms and become exercisable cumulatively at the rate of 25% one year after the vesting commencement date and 1/48 of the shares subject to the option in equal monthly installments thereafter. All unvested options are subject to earlier termination in the event of the termination of participant's relationship with the Company. All options were granted at market value on the date of grant. In the event that certain change in control events were to occur, the options would be assumed or equivalent options substituted by a successor corporation, unless the Board of Directors determined that the options should become immediately exercisable. The exercise price may be paid, subject to certain conditions, by delivery of already owned shares or with the proceeds from the sale of the option shares.

(6) In January and March 1996, the Board of Directors amended certain stock options held by Messrs. Stephan, Mantle, and Waszak and certain other employees and consultants to permit the exercise of unexercised options then outstanding in exchange for such officers' promissory notes, including with respect to options to purchase 1,025,000 shares of the Company's Common Stock granted to Mr. Stephan, 400,000 shares of the Company's Common Stock granted to Mr. Mantle and 203,750 shares of the Company's Common Stock granted to Mr. Waszak. The shares issued upon such early exercise are subject to repurchase by the Company at cost in accordance with the same vesting schedule contained in the applicable stock option agreement. See "Report of the Compensation Committee."

(7) Consists of the dollar value of premiums paid on term or split-dollar life insurance policies for the benefit of the Named Executive.

(8) Mr. Stephan began his employment with the Company as a consultant in July 1995 and was appointed President and Chief Executive Officer in September 1995. Mr. Stephan's annual salary compensation for 1995 includes $44,479 in wages earned as Chief Executive Officer and $121,366 in fees as a consultant to the Company from July 1995 to September 1995. The consulting expenses include both services and reimbursed expenses for travel and other activities undertaken on the Company's behalf.

(9) Mr. Dhawan resigned as an officer of the Company in March 1996.

(10) Mr. Fardal became an officer of Internetworking Solutions, a subsidiary of the Company, in May 1996. The compensation reflected above represents Mr. Fardal's compensation received directly from the Company for the portion of the year he was an officer of the Company.

(11) Mr. Mantle began his employment with the Company in November 1995.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1996

    The following table sets forth information for the Named Executives with respect to grants of options to purchase Common Stock of the Company made in the fiscal year ended December 28, 1996 and the value of such options held by the executive officers on December 28, 1996.

                                                                                                 POTENTIAL REALIZABLE
                                                                                                         VALUE
                                                                                                   AT ASSUMED ANNUAL
                                                      INDIVIDUAL GRANTS                                  RATES
                               ----------------------------------------------------------------     OF STOCK PRICE
                                 OPTIONS                                                             APPRECIATION
                                 GRANTED     % OF TOTAL OPTIONS     EXERCISE OR                   FOR OPTION TERM (3)
                                (SHARES)    GRANTED TO EMPLOYEES    BASE PRICE     EXPIRATION    ---------------------
NAME                               (1)       IN FISCAL YEAR (2)     (PER SHARE)       DATE          5%         10%
-----------------------------  -----------  ---------------------  -------------  -------------  ---------  ----------
Joe Stephan..................     250,000              40.0          $    3.98         3/18/06      --          --
Ashok Dhawan (4).............      --                --                 --             --           --          --
Randolph G. Fardal (5).......      --                --                 --             --           --          --
Philip Mantle................     100,000              16.0          $    3.98         3/18/06      --          --
Steven Waszak................      50,000               8.0          $    3.98         3/18/06      --          --

------------------------------

(1) Options were granted on March 18, 1996. In January and March 1996, the Board of Directors amended certain stock options held by Messrs. Stephan, Mantle, and Waszak, including the above referenced options. See "Compensation of Executive Officers--Summary Compensation Table" and "Transactions with Management and Others."

(2) The Company granted options to employees for an aggregate of 625,500 shares of Common Stock during the 1996 fiscal year.

(3) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock, as well as the optionee's continued employment through the vesting period.

(4) Mr. Dhawan resigned as an officer of the Company in March 1996.

(5) Mr. Fardal became an officer of Internetworking Solutions, a subsidiary of the Company, in May 1996.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                           AND YEAR-END OPTION VALUES

    The following table sets forth information for the Named Executives with respect to exercises in fiscal year 1996 of options to purchase Common Stock of the Company.

                                                                                                    VALUE OF
                                                                                                  UNEXERCISED
                                                                               NUMBER OF          IN-THE-MONEY
                                                                              UNEXERCISED          OPTIONS AT
                                                                           OPTIONS AT12/28/96       12/28/96
                                                   SHARES        VALUE     ------------------  ------------------
                                                  ACQUIRED     REALIZED       EXERCISABLE/        EXERCISABLE/
NAME                                             ON EXERCISE      (1)        UNEXERCISABLE     UNEXERCISABLE (2)
-----------------------------------------------  -----------  -----------  ------------------  ------------------
Joe Stephan....................................   1,025,000    $  --                -- / --             -- / --
Ashok Dhawan (3)...............................      85,034    $ 259,268            -- / --             -- / --
Randolph G. Fardal (4).........................      --           --            28,603 / --      $  69,515 / --
Philip Mantle..................................     400,000       --                -- / --             -- / --
Steven Waszak..................................     203,750    $  --                -- / --             -- / --

------------------------------

(1) Value realized is calculated based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.

(2) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 27, 1996 ($7.125) minus the exercise price of the options.

(3) Mr. Dhawan resigned as an officer of the Company in March 1996.

(4) Mr. Fardal became an officer of Internetworking Solutions, a subsidiary of the Company, in May 1996.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In January and March 1996, the Board of Directors amended stock options held by certain officers to permit the exercise of unexercised options then outstanding in exchange for such officers' promissory notes. The shares issued upon such early exercise are subject to repurchase by the Company at cost in accordance with the vesting schedule contained in the applicable stock option agreement. Payment in the form of promissory notes in the transactions was approved in each case by a majority of the disinterested directors of the Company. See "Compensation of Executive Officers -- Summary Compensation Table."

                                                                        TOTAL
                                                                       SHARES        AGGREGATE
PURCHASER                                                             PURCHASED        PRICE
-------------------------------------------------------------------  -----------  ---------------
Joe Stephan........................................................   1,025,000     $ 2,695,625
Philip Mantle......................................................     400,000     $ 1,040,000
Steven Waszak......................................................     203,750     $   648,750

    Non-employee members of the Company's Board of Directors are eligible to receive cash compensation and options to purchase shares of Common Stock in connection with their service on the Board. See "Proposal No. 1 -- Election of Directors -- Compensation of Directors."

    The Company has entered into indemnification agreements with each of its directors and officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports of ownership with the SEC and with the National Association of Securities Dealers. Such officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that for the fiscal year ended December 28, 1996 all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were met.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1998 Annual Meeting must be received by the Company no later than October 29, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any postponement(s) or adjournment(s) thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                             [/S/ CRAIG W. JOHNSON]

                                          CRAIG W. JOHNSON
                                          SECRETARY

Dated: February 26, 1997

PROXY   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS   PROXY
                                OF RETIX
                    1997 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Retix, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated February 26, 1997, and hereby appoints M.Y. (Joe) Stephan and Steven Waszak or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1997 Annual Meeting of Shareholders of Retix to be held on April 15, 1997 at 8:30 a.m., local time, at the Marina Beach Marriott Hotel, 4100 Admiralty Way, Marina del Rey, California 90292, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

                            SEE REVERSE SIDE

-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE

                                                        Please mark     X
                                                        your votes as
                                                        indicated in
                                                        this example

   For all nominees         Withhold authority to
   listed to the right      vote for all nominees
   (except as indicated)    listed to the right

1. Election of    / /               / /         Nominees: Class I:
   Directors                                              Jeffrey M. Drazan
                                                          M.Y. (Joe) Stephan
                                                          Gilbert P. Williamson

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list to the right.

2. Proposal to approve the appointment of             FOR   AGAINST   ABSTAIN
Deloitte & Touche LLP as the independent              / /     / /       / /
auditors of the Company for the fiscal year ending December 27, 1997.


and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY
DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF
DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID
PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME
BEFORE THE MEETING.

Signature(s) ____________________________________ Dated _____________, 1997

NOTE: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.
      Persons signing in a fiduciary capacity should so indicate.
      If shares are held by joint tenants or as community property, both should sign.)

-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE